Exhibit 8.1

[Letterhead of Eaton & Van Winkle LLP]

December 20, 2007

Baseline Oil & Gas Corp.

411 North Sam Houston Parkway East

Suite 300

Houston, TX 77060

Re:

Registration Statement on Form S-4 for Exchange of Outstanding 12 1/2 % Senior Secured Notes due 2012 for 12 1/2 % Senior Secured Notes due 2012 to be registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Baseline Oil & Gas Corp., a Nevada corporation (the “Company”), in connection with the proposed issuance by the Company of up to $115,000,000 aggregate principal amount of 12 1/2 % Senior Secured Notes due 2012 (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 12 1/2 % Senior Secured Notes due 2012 (the “Outstanding Notes”). The terms of the offer to exchange (the “Exchange Offer”) are described in the Registration Statement on Form S-4 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 20, 2007 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes and the Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of October 1, 2007 (as amended, the “Indenture”), among the Company, its named subsidiaries therein and The Bank of New York, as trustee .

The Company has requested that we deliver an opinion to the holders of the Outstanding Notes and the Exchange Notes with regard to the U.S. federal income tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes.

We hereby confirm to you that the discussion set forth under the heading “Material United States Federal Tax Consequences” in the prospectus forming a part of the Registration Statement (the “Prospectus”) is our opinion insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions to the holders of the Company’s Outstanding Notes and Exchange Notes, subject to the limitations set forth therein.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Exchange Offer and the subsequent ownership and disposition of the Exchange Notes under state, local or non-U.S. laws.

In connection with rendering the opinion set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, or copies identified to us as substantially execution forms of: (i) the Registration Statement; (ii) the Indenture; (iii)

Baseline Oil & Gas Corp.

December 20, 2007

the Exchange Notes; (iv) the Outstanding Notes; and (v) such records of the Company and certificates of their officers and of public officials as we have deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties’ obligations thereunder (other than the due authorization, execution and delivery of all documents by the Company, the validity and binding effect thereof upon the Company and the enforceability of the Company’s obligations thereunder).

This opinion is furnished to you solely for use in connection with the Exchange Offer, as described in the Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601 of Regulation S-B under the Securities Act, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Eaton & Van Winkle LLP

Eaton & Van Winkle LLP